Exhibit 5.1

201 South Main Street Suite 1800 Salt Lake City, Utah 84111-2218 Post Office Box 45898 Salt Lake City, Utah 84145-0898 Telephone 801 532-1234 Facsimile 801 536-6111	A PROFESSIONAL LAW CORPORATION	Mark E. Lehman Direct Dial (801) 532-1234 E-Mail MLehman@pasrsonsbehle.com

August 9, 2012

Board of Directors

inContact, Inc.

7730 South Union Park Avenue, Suite 500

Salt Lake City, UT 84047

Re:	Registration Statement on Form S-8 to be filed on or about August 10, 2012

Gentlemen:

We refer to the registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), being filed by inContact, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”), relating to the registration of:

•	An additional 2,000,000 shares of the Company’s common stock issuable under awards granted under the Company’s 2008 Equity Incentive Plan (the “Plan”),

•

300,000 common shares that may be purchased by the Company’s Chief Products Officer under the award granted August 8, 2011, and governed by a stock option agreement dated July 26, 2012 (“CPO Agreement”), and

•

250,000 common shares that may be purchased by the Company’s Executive Vice President of Worldwide Sales under the award granted July 16, 2012, and governed by a stock option agreement dated July 25, 2012 (the “VP Sales Agreement”).

The additional 2,000,000 shares subject to the Plan, 300,000 shares subject to the CPO Agreement, and 250,000 shares subject to the VP Sales Agreement are collectively referred to as the “Shares.”

We have examined the Plan, CPO Agreement, VP Sales Agreement, and originals or photocopies or certified copies of such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based upon such examination and relying upon statements of fact contained in the documents that we have examined, when issued upon payment of the relevant exercise price or as otherwise as provided for in, and assuming such issuance is in the manner contemplated by, the Plan, the CPO Agreement, or VP Sales Agreement, as applicable, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Reoffer Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Securities Act.

Sincerely,

/s/ Parsons Behle & Latimer

Parsons Behle & Latimer